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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
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1. Name and Address of Reporting Person*

    Gerald A. Poch
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   (Last)               (First)                 (Middle)

   c/o Pequot Capital Management, Inc.
   500 Nyala Farm Road
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                                    (Street)

   Westport, CT 06880
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   FutureLink Corp.
   FTRL
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   6/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                    9.        10.
                                                                                                    Number    Owner-
                                                                                                    of        ship
              2.                                                                                    Deriv-    Form of
              Conver-                    5.                              7.                         ative     Deriv-  11.
              sion                       Number of                       Title and Amount           Secur-    ative   Nature
              or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
              Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
              cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
              Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.            of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of      Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative    ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security      Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)    ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
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Options       $2.03    6/08/01   A    V   21,429       6/08/01   6/08/11  Common    21,429   0    $21,429      I(1)   By Partner-
              (2)                         (1) (2)      (3)                Stock     (1)(2)         (2)(3)             ship (1)

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Explanation of Responses:

(1) The reporting person is an employee of Pequot Capital Management, Inc. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(2) This filing reflects a 1:7 reverse stock split that became effective on June 11, 2001.

(3) The options vest 25% immediately, then another 25% at the one, two and three year anniversary of the date of the grant.

 /s/ Gerald A. Poch                                           08/9/2001
---------------------------------------------            -----------------------
      (**)Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.